                        PSB EXECUTIVE BONUS COMPENSATION
                                      2007

OVERVIEW

The goal of the PSB executive compensation program is to reward strong performance and align the interests of senior management and shareholders. A properly structured compensation program should foster above average financial returns and should lead to the ability to attract and retain executive management.

The incentive program will have three current year elements - bonus awards payable in cash, restricted stock and stock options. All three components will be performance based and will vary based upon our performance relative to our peer group. Performance below the peer group will lead to bonuses below the industry average, and performance above the peer group will lead to bonuses above the industry average. Senior officers managing business units will earn a portion of their incentive on the business unit results and a portion on the results of the bank.

A long term performance package will be incorporated for the first time in 2007. The long term incentive will be based upon PSB performance relative to two indexes over a three year term: Michigan community bank stock returns, and national community bank stock returns (NASDAQ Bank Index).

ANNUAL INCENTIVE AWARDS

The current year incentive plan will be based on three elements: ROA relative to peers, growth in core deposits, and a discretionary component which measures how well participants perform their jobs.

The percentage of bonus awarded based on the bank's overall performance will vary by individual based upon their role in the company. Managers of P&L units will be rewarded for delivering results above plan targets in their business unit. They will also be heavily tied to the performance of the overall company. The following table identifies the percentage of the annual bonus that will be based on the Bank's performance, the performance of the executive's business unit and the executive's individual performance:

                            Bus.
                     Bank   Unit   Discretionary.
                     ----   ----   --------------
President             80%     0         20%
CFO                   60%    20%        20%
Commercial Lending    30%    50%        20%
Retail Banking        40%    40%        20%
UMC                   30%    50%        20%
Credit Officer        40%    40%        20%
SVP Staff units       40%    40%        20%

The President does not have a business unit component and therefore the ROA awards will be increased 100% to equalize the awards. The maximum percentage of base pay if all business unit targets are met for each executive are:

Commercial Lending/Retail      50%
CFO/CCO/UMC/SVP PM/SVP Sales   35%
SVP Staff Units                20%

ANNUAL PAYOUT COMPONENTS

Bonus Component

This component will be payable in cash.

ROA   Level 1   80% to 90% of MI peer group     15% of base pay
      Level 2   90% to 105% of MI peer group    25% of base pay
      Level 3   105% or more of MI peer group   35% of base pay

Core Deposit   DDA and savings 4% or more     5% of base pay
Growth         MMIA 10% or more and DDA/Sav   5% of base pay
               target attained

Discretionary   Compliance
Components      Quality - service and credit
                Teamwork/effort/diversity
                Community involvement

Restricted Stock:

                                              Level 1   Level 2   Level 3
                                              -------   -------   -------
President   Bank targets attained                10        20       30
SVP         Bank & business unit/individual
            targets met                       shares per $1,000 of base salary

Except in the case of the President, payout will be dependent on bank and business unit/individual performance. In the case of the President, only bank and individual performance will be used as criteria. Business unit/individual performance equals up to 50%, bank performance up to 50%. Restricted stock awards are discretionary and are subject to the consent of the President and the board for each individual. The individual must have met or exceeded their performance targets, contributed to the overall success of the company and be rated satisfactory or higher. Restricted Stock awards shall be subject to the terms and conditions of the PSB Group Inc. 2004 Stock Compensation Plan.

Stock Options:

                                                 Level 1   Level 2   Level 3
                                                 -------   -------   -------
President   Bank targets attained                   30        40        50
SVP         Bank and business unit targets met   shares per $1,000 of base salary

Except in the case of the President, payout will be dependant on bank and business unit/individual performance. In the case of the President, only bank and individual performance will be used as criteria. Business unit/individual performance equals up to 50%, bank performance up to 50%. Restricted stock awards are discretionary and are subject to the consent of the President and the board for each individual. The individual must have met or exceeded their performance targets, contributed to the overall success of the company and be rated satisfactory or higher. Stock Option awards shall be subject to the terms and conditions of the PSB Group Inc. 2004 Stock Compensation Plan.

GENERAL PROVISIONS OF ANNUAL INCENTIVE PLAN

Base Pay

All references in this plan to "base salary" or "base pay" shall refer to the executive's annual rate of pay in effect on the last day of the performance period.

Discretionary Nature of Awards and Employment Requirement

Although Board of Directors of PSB Group, Inc. intends to follow the guidelines established above, all awards under this plan, all determinations of whether the Bank or an executive has satisfied performance criteria and performance measures shall be determined by the Board, in its sole discretion. All awards under the annual plan will be payable only if both the President and the Board of Directors approves the award and the executive is employed in good standing on the date the Board approves the award. If the executive's employment with the Bank has terminated for any reason prior to that date, the executive shall forfeit the bonus award. Notwithstanding the foregoing general rule, the Board may waive the employment requirement in the case of an executive whose employment terminates due to death or permanent and total disability or in such other circumstances deemed extraordinary by the Board of Directors.

Participation in Plan

An executive shall participate in the plan only if his or her participation is approved by the Board of Directors.

Pro-rata Awards

The Board may approve participation in the annual plan by an executive hired after the first day of the calendar year. In such cases, the Board shall determine in its sole discretion the percentage of the annual bonus award for which the executive will be eligible.

LONG TERM INCENTIVE AWARDS

The long term incentive plan is designed to reward the executive officers (SVP & above) and the board members for delivering long term shareholder value in excess of industry benchmarks. The increase in market capitalization relative to Michigan and national peer groups will trigger a payout in the long term plan.

The total return to PSB shareholders over a three year period will be compared to the Michigan community bank peer group and the NASDAQ bank index. Performance over either benchmark will trigger a payout under the long term plan. If earned, payouts would occur only following the end of the three year period, subject to the approval of the Bank's President and the Board of Directors. Payouts would be in the form of restricted stock.

Payout Formula

MI Bank Stock Index       Up to 9.99%   50% of base pay or fees
                          10% or more   100% of base pay or fees

NASDAQ Bank Stock Index   Up to 9.99%   25% of base pay or fees
                          10% or more   50% of base pay or fees

Performance above the NASDAQ bank stock index would be added to any awards generated from beating the Michigan (MI) bank stock index for community banks. Performance above the MI bank stock index for community banks would be added to any awards generated from beating the NASDAQ bank stock index. Notwithstanding the foregoing general principles, the total amount payable to executives will not exceed10% of the increase in PSB Group, Inc.'s market capitalization during the incentive period. If a reduction in bonus payments is required pursuant to the preceding sentence, the reduction of each executive's bonus shall equal the unreduced value of the executive's award times a fraction, the numerator of which is the reduced award of all executives and the denominator of which is the unreduced awards of all executives.

The Board of Directors may adjust market capitalization for any stock issuances or stock repurchase transactions. The MI bank stock index for community banks shall be determined by reference to the index published by the Michigan Bankers Association or such other publication selected by the Board of Directors and the NASDAQ Bank index will be measured by reference to the index published by Oppenheimer or such other publication selected by the Board of Directors. The fair market value of PSB Group, Inc. common stock and the number of shares of restricted stock and to be awarded pursuant to the Long Term Incentive Plan shall be determined by the Board of Directors, in its sole discretion. Restricted Stock awards shall be subject to the terms and conditions of the PSB Group Inc. 2004 Stock Compensation Plan.

GENERAL PROVISIONS OF LONG TERM INCENTIVE PLAN

Base Pay

All references in this plan to "base salary" or "base pay" shall refer to the executive's annual rate of pay in effect on the last day of the performance period.

Discretionary Nature of Awards and Employment Requirement

Although Board of Directors of PSB Group, Inc. intends to follow the guidelines established above, all awards under this plan, all determinations of whether the Bank or an executive has satisfied performance criteria and performance measures shall be determined by the Board, in its sole discretion. All awards under the annual plan will be payable only if both the President and the Board of Directors approves the award and the executive is employed in good standing on the date the Board approves the award. If the executive's employment with the Bank has terminated for any reason prior to that date, the executive shall forfeit the bonus award. Notwithstanding the foregoing general rule, the Board may waive the employment requirement in the case of an executive whose employment terminates due to death or permanent and total disability or in such other circumstances deemed extraordinary by the Board of Directors.

Participation in Plan

An executive shall participate in the plan only if his or her participation is approved by the Board of Directors.

Pro-rata Awards

The Board may approve participation in the annual plan by an executive hired after the first day of the calendar year. In such cases, the Board shall determine in its sole discretion the percentage of the annual bonus award for which the executive will be eligible.